                               REOFFER PROSPECTUS

                                                                    EXHIBIT 99.1


                                   PROSPECTUS

                       THE TRACKER CORPORATION OF AMERICA

           2,000,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE

      All 2,000,000 shares of the Common Stock, $0.001 par value per share, may be offered for sale from time to time by and for the account of Aura (Pvt.) Ltd., a stockholder of The Tracker Corporation of America (the "Selling Securityholder") or by pledges, donees, transferees or other successors in interest of such Selling Securityholder. See "Selling Securityholder." Such sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution."

      The Tracker Corporation of America (the "Company" or "Tracker US") will not receive any of the proceeds of the sale of the Common Stock offered hereby. All expenses relating to the distribution of the Common Stock are to be borne by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Securityholder. The Company's Common Stock is traded in the over-the-counter market under the symbol "TRKR." On January 11, 1999, the high and low bid prices of the Common Stock were $0.1575 per share and $0.12 per share, respectively.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ======================

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

               The date of this Prospectus is January 14, 1999.


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
                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite #1300, New York, New York, 10048 and at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is an electronic filer and the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding electronic filers.

         The Company will furnish its stockholders with annual reports containing audited financial statements.

      The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are incorporated herein by reference and shall be deemed to be a part hereof.

      1. The Company's Annual Report on Form 10-K for the year ended March 31, 1998.

      2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1998.

      In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement of which this Prospectus is a part and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in the Registration Statement by reference and to be a part thereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests should be directed to Bruce
I. Lewis, Chief Executive Officer, The Tracker Corporation of America, 180 Dundas Street West, Suite #1505, Toronto, Ontario Canada M5G 1Z8, telephone
(416) 593-2604.

                                TABLE OF CONTENTS


Risk Factors................................................................   1
The Company.................................................................   7
Use of Proceeds.............................................................  15
Selling Securityholder......................................................  15
Plan of Distribution........................................................  16
Description of Securities...................................................  16
Directors' Liability........................................................  19
Section 203 of the Delaware General Corporation Law.........................  21
Anti-Takeover Effects of Provisions of the Certificate of Incorporation and
Bylaws......................................................................  22
Transfer Agent and Registrar................................................  26
Indemnification of Directors and Officers...................................  28
Legal Matters...............................................................  29
Experts.....................................................................  29

                                  RISK FACTORS

      The Company, persons acting on behalf of the Company, underwriters or analysts, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). The recitation of the risk factors which appears below is included in part, to the extent applicable, for the purpose of qualifying for the "safe harbor" provisions of the 1995 Act and is intended to be a readily available written document that describes factors which could cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements.

      The securities offered by this Prospectus are speculative and involve a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating a purchase of securities offered by this Prospectus.


IMMEDIATE AND SUBSTANTIAL DILUTION

      Purchasers of Common Stock will experience immediate and substantial dilution of the pro forma net tangible book value of the shares of Common Stock. If the Company issues additional equity securities or convertible debt securities in the future, purchasers of Common Stock may experience further dilution in the pro forma net tangible book value per share of their shares. This is especially true if the Company sells equity securities at discounts or debt securities with high interest rates or discounted conversion rates.

SUBSTANTIAL COMPETITION

      The Company competes with a large number of competitors offering similar services, many of which have substantially greater financial, technical, marketing, and management resources than the Company. The Company cannot offer any assurance it will be able to compete effectively against competitors.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

      The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. The Company depends particularly on the efforts and skills of Bruce I. Lewis and Jay
S. Stulberg. The loss, incapacity, or unavailability of either of these individuals could adversely affect the Company's operations. In addition, it may be necessary for the Company to attract and retain additional individuals to support the growth of its business or to replace key personnel in the event of the termination of their employment with the Company. Qualified individuals are in high demand and are often subject to competing offers. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects.

SHARES ELIGIBLE FOR FUTURE SALE

      The sale of a substantial number of shares of Common Stock after this Offering, or the perception that such a sale could occur, could adversely affect prevailing market prices for the shares. In addition, any such sales or perception of such sales could make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

LIMITED MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

      The Company's Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. The market for the Common Stock must be characterized as extremely limited due to the low trading volume and the small number of brokerage firms acting as market makers. Additionally, stocks traded on the OTC Bulletin Board generally have limited brokerage and news coverage. Thus, the market price of the Common Stock may not reflect the value of the Company. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock. No assurance can be given that the over-the-counter market for the Company's securities will continue, that a more active market will develop or that the prices in any such market will be maintained at their current levels or increased. Factors such as technological innovations, new product developments, general trends in the Company's industry, quarterly variations in the Company's results of operations, and market conditions in general may cause the market price of the Common Stock to fluctuate significantly. The stock markets have experienced extreme price and volume fluctuations. These broad market fluctuations and other factors may adversely affect the market price of the Common Stock.

PENNY STOCK RULES

      The Common Stock is subject to the penny stock rules (the "Penny Stock Rules") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Penny Stock Rules regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.) The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's


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
account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Stock. Thus, investors may find it more difficult, following expiration of the Rule 144 holding period and conversion of the Common Stock into Common Stock, to sell the Common Stock in the over-the-counter market.

CONCENTRATION OF OWNERSHIP; EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

            The Company's directors, officers, principal stockholders and their affiliates will continue to beneficially own approximately 40% of the Company's Common Stock immediately following this Offering, assuming the full exercise of currently exercisable options and warrants, and the conversion of outstanding convertible debentures. As a result of such ownership, the Company's directors, officers, principal stockholders and their affiliates will effectively have the ability to control the Company and direct its business and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Certificate of Incorporation and Bylaws contain provisions that have the effect of retaining the control of current management and that may discourage acquisition bids for the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Common Stock and impede the ability of stockholders to replace management even if factors warrant such a change.

COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS

      No regulatory authority, Federal or state, has reviewed the terms of this Offering, and, accordingly, they must assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

UNCERTAINTY OF MARKET ACCEPTANCE

      The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the Tracker(TM) System, the complete efficacy of which has not yet been demonstrated. The Company's initial marketing efforts, which focused primarily on consumer applications for The Tracker(TM) System, were not successful. Penetrating other markets that will respond more favorably to the Company's products and services will present marketing and financial challenges for the Company. There can be no assurance that the Company will gain a significant level of commercial acceptance of its products and services in other markets.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

     The Company has generated only modest revenue and has sustained significant operating losses each year since its inception. During the 12-month period ended March 31, 1998, the Company incurred a net loss of $90,467 from continuing operations (net of a $62,050 gain from discontinued operations) and, at the end of such period, had an accumulated deficit of $17,001,283. The Company expects to continue to incur losses through at least March 31, 2000. From the date of inception (May 6, 1993) through March 31, 1998, the Company had realized revenues of only $306,722 (net of realized revenues from discontinued operations of $10,800,893). The report of the independent accountants covering the Company's financial statements for the year ended March 31, 1998 expresses substantial doubt about its ability to continue as a going concern because it is a development stage company and has not yet been able to generate significant revenues or attract outside financing. There can be no assurance that the Company will be able to attract significant outside financing on terms acceptable to the Company or that the Company will achieve profitable operations. If the Company is unable to attract such financing or achieve profitable operations, it may be forced to cease or significantly limit its operations. The Company may never generate substantial operating revenue or achieve profitability. The Company's ability to generate revenue from operations and achieve profitability is dependent upon successful commercialization of the Tracker(TM) System and the Company's successful transition from a development stage company to a fully operating company.

EARLY STAGE OF COMPANY

      As noted above, the Company is a development stage company and has generated only modest sales. The Company's operations and resulting cash flows are subject to all of the risks inherent in an emerging business enterprise. To achieve significant revenues and profitable operations on a continuing basis, the Company must successfully market, sell its products and services and operate its business. There can be no assurance that the Company will be able to do so. In addition, although the Company has been generating ongoing revenues since December 31, 1995, there can be no assurance that sales made by the Company will be at volumes and prices sufficient for the Company to achieve profitable operations.

CREDITOR CLAIMS

      The Company is attempting to negotiate agreements with its major creditors in which the Company settles approximately $650,000 in unsecured claims for not more than 30 cents on the dollar (i.e., approximately $200,000) or enters into installment payment arrangements providing for the full payment of such claims over a four-year term. If the Company is unable to conclude settlements on this basis, the Company will consider liquidating the claims of its creditors (to the extent permitted) by filing for bankruptcy protection and adopting a plan of reorganization under Chapter 11 of the U.S. bankruptcy laws.

RISK OF TECHNOLOGICAL OBSOLESCENCE

      There can be no assurance that the Company's competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed Tracker(TM) System or that would render the Company's technology obsolete or noncompetitive. Most of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than the Company in research and new product development and manufacturing and marketing personal property marking and monitoring systems, identification devices and scanning and retrieval systems.

SOURCES OF SUPPLY; LACK OF FORMAL AGREEMENTS WITH SUPPLIERS

      The Company's ability to market, sell and operate The Tracker(TM) System depends in part on its ability to procure necessary goods and services. Although the Company has preliminary understandings or agreements with suppliers, these tend to be informal, may be difficult to enforce, and may be subject to termination. The Company's requirements to date under these understandings or agreements have been low in volume. Although the Company anticipates that its suppliers will be able to meet its future needs, there can be no assurance that the Company's suppliers will be able to meet such needs in periods, if any, of increased volume. Any unavailability of such goods and services on terms favorable to the Company could prevent or delay the development, marketing, sale, operation and effectiveness of The Tracker(TM) System and could have a material adverse effect on the Company's business, operating results and financial condition. There also can be no assurance that the Company will be able to achieve and maintain product quality and reliability when producing the Tracker(TM) System in the quantities required for commercial operations or within a period that will permit the Company to introduce its products in a timely fashion, or that the Company will be able to assemble and manufacture its products at an acceptable cost.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

      The Company's success will depend in part on its ability to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company will rely on a combination of trade secret and trademark laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to its personal property identification and recovery system. In addition, the Company has filed an international patent application pursuant to the Patent Cooperation Treaty for its personal property identification and recovery system. There can be no assurance, however, that these will mature into an issued patent or any patent, trademark or service mark obtained or licensed by the Company will be held valid and enforceable if asserted by the Company against another party. In addition, the above protections may not preclude competitors from developing systems competitive with the Company's system. One patent infringement claim has been filed against the Company, however, the Company, along with Symbol Technologies, Inc. ("Symbol"), is the

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subject of a lawsuit filed in the United States District Court for the District of Delaware by Datastrip (IOM) Limited ("Datastrip"). Datastrip alleges that the Company is infringing on Datastrip's U.S. Patent No. 4,782,221, relating to certain data-encoding technology allegedly developed by Datastrip and that Symbol is inducing infringement of the patent. The complaint seeks injunctive relief and unspecified damages. The Company and Symbol believe, based on advice of Symbol's counsel, that they have no liability to Datastrip and that the claim is frivolous and without merit. Symbol, the supplier of automated card readers to the Company, has agreed to vigorously defend itself and the Company against Datastrip's claim. Symbol, however, has not agreed to indemnify the Company from any losses that may result from this claim. There can be no assurance, that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition.

      The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire unpatented technologies substantially equivalent to those of the Company. In addition, even if the patent for which the Company has applied are ultimately issued, other parties may hold or receive patents that contain claims covering the Tracker(TM) System and which may delay or prevent the sale of the Tracker(TM) System or require licenses resulting in the payment of fees or royalties by the Company in order for the Company to carry on its business. There can be no assurance that needed or potentially useful licenses will be available in the future on acceptable terms or at all.

      An adverse determination in any litigation, including any litigation commenced by the holder of the patent referred to above, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on the Company's business and prospects.

ABILITY OF THE COMPANY TO OPERATE A LARGE INFORMATION SYSTEMS DATABASE; NO EXPERIENCE OF EXISTING PERSONNEL CONCERNING OPERATING OR MAINTAINING A LARGE DATABASE

      Although the Company does not expect to encounter any difficulty in operating or maintaining a large database, the Company's existing personnel have not previously operated or maintained any other large database and therefore their experience is limited. Although the Company does not expect to encounter any difficulty in operating or maintaining a large database, the Company's existing personnel have not previously operated or maintained any other large database and therefore their experience is limited. To ensure the security and integrity of its databases, the Company uses a combination of program design, technology and Company policies. No security system or procedures are foolproof and many aspects of the Company's operations involve some degree of security risk. Any material breach of security could have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF FUTURE GROWTH

      If the Company is successful in marketing, selling and operating The Tracker(TM) System, its resulting growth will place a strain on the Company's management, operational and financial resources. The Company's ability to achieve profitable operations and to manage future growth will depend upon the Company's ability to implement appropriate operational, financial and accounting systems, to attract and retain highly qualified personnel to manage the future growth of the Company, and to expand, train and manage its employee base. There can be no assurance that the Company will be successful in these respects.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

      The Company will require additional funds in order to successfully market and sell its products and services and operate its business. The Company's inability to obtain financing or to raise additional capital, when needed and in amounts and on terms favorable to the Company, could prevent or delay the marketing, sale and operation of the Company's products and services and could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company intends to raise capital through additional borrowings or debt or equity offerings, no assurance can be given that the Company will be able to do so or that the terms of any such offerings will be favorable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the Tracker(TM) System or prevent such commercial introduction altogether.


                                 THE COMPANY

CORPORATE HISTORY

      The Company developed, markets and sells and operates a personal property marking and monitoring system (the "Tracker(TM) System"). The Tracker(TM) System utilizes advanced bar code and laser scanning technology to create an identification device which interfaces with a computer database and scanning network (the "Technology"). The Company's Website is located at www.tracker.com.

      The current business of the Company originated in July 1994 through a reorganization (the "Reorganization") in which the Company acquired all of the issued and outstanding voting shares of The Tracker Corporation, an Ontario, Canada corporation ("Tracker Canada"), in exchange for approximately 90% of the total voting shares of the Company as of that date. The Company's predecessor was incorporated as a Utah corporation in 1986, and changed its state of incorporation to Nevada in 1992 and Delaware in 1994 through change in domicile mergers. Concurrent with the effective date of the reorganization, the Company changed its fiscal year-end from December 31 to March 31.

BACKGROUND

      Tracker Canada, which originated the Company's present line of business, was incorporated in May 1993 and, until February 1998, was an operating subsidiary of Tracker U.S. Tracker Canada supported the development, marketing and sale of the Tracker(TM) System. The subsidiary's functions included personnel recruitment and management, advanced bar code and laser scanning technology research and development (including proprietary software development), key supplier relationships, business and marketing planning, and Canadian and U.S. patent and trademark protection.

      Until 1995, the operations of Tracker Canada generated the Company's sole source of revenue. During the fiscal year ended March 31, 1996, the Company, through Tracker U.S., introduced a credit card registration service marketed by independent telemarketing firms as an additional line of business. Subsequently, cash sales increased from $382,632 for the 1995-96 fiscal year to $7,977,881 for the fiscal year ended March 31, 1997. The increase in cash sales (and the corresponding increase in recorded revenues) for the 1996-97 fiscal year was due primarily to the increase in sales from the Company's credit card registration service.

FTC LAWSUIT; BOARD OF DIRECTORS AND OFFICER RESIGNATIONS

      In September 1997, the U.S. Federal Trade Commission (the "FTC") filed a lawsuit against the Company in the U.S. District Court, Northern District of Georgia, Atlanta Division. The complaint alleged that the Company's credit card registration service had violated Section 5 of the Federal Trade Commission Act and the FTC Trade Regulator Telemarketing Sales Rule in telemarketing credit card protection services in the United States. The FTC obtained a temporary restraining order ("TRO") halting the further sale of credit card registration services and an injunction freezing the Company's assets. Upon completing an internal investigation, the Company elected to discontinue credit card registration service operations.

      Following commencement of the lawsuit, four members of the Company's five-member Board of Directors, including all of its non-employee outside directors, tendered their resignations. Subsequently, the Company's Chief Financial Officer resigned as an executive officer, leaving Bruce I. Lewis, the Company's Chief Executive Officer, as the Company's sole Director and executive officer.

      The Company settled the FTC lawsuit on July 28, 1998. Pursuant to the settlement, the U.S. District Court entered a Stipulated Final Judgment and Order for Injunction that, among other things, permanently barred the Company and Mr. Lewis from engaging directly or indirectly, in the business of credit card registration or promotion.

TRACKER CANADA BANKRUPTCY; CESSATION OF OPERATIONS

      The FTC lawsuit and the cessation of the credit card registration service had a negative effect on the financial condition of the Company and Tracker Canada. On January 27, 1998, Tracker Canada filed a notice with the Ontario Courts declaring its insolvency and seeking the appointment of a bankruptcy trustee to liquidate its assets and dissolve the corporation. The liquidation and dissolution occurred in February 1998.

GLOBAL TRACKER

      On February 10, 1998, the Global Tracker Corporation ("Global Tracker"), a newly formed Ontario, Canada corporation, acquired substantially all of Tracker Canada's assets at arm's length in a bankruptcy proceeding. Shortly thereafter, Global Tracker entered into an agreement in principle with the Company which permitted the Company to use personnel retained by Global Tracker and assets formerly owned or leased by Tracker Canada to continue the business formerly conducted by Tracker Canada. As a result of this arrangement, Tracker U.S. continued on a limited basis the business formerly operated by Tracker Canada without a complete cessation of operations.

      Since February 26, 1998, Global Tracker has expended approximately $400,000 to support the Company's business operations. Bruce I. Lewis, the Company's Chief Executive Operator, has personally loaned Global Tracker approximately $300,000 in operating capital. Jay S. Stulberg, Global Tracker's sole shareholder, officer and director, has been elected as the Company's President, Chief Operating Officer, Chief Financial Officer, Secretary and Director.

      On July 30, 1998, the Company entered into a License Agreement with Global Tracker. The License Agreement grants the Company an exclusive worldwide license to commercially exploit the technology formerly owned by, and benefit from any copyrights or patents and applications therefor formerly held by, Tracker Canada. The license is for a renewable seven-year term and provides for payment of a 12% royalty on gross revenues commencing in the second year of the license.

      Contemporaneously, Global Tracker agreed in principle to enter into a General Consulting Agreement and an Equipment Rental Agreement with TCA Management, Inc. ("TCA"), a wholly-owned subsidiary of the Company. Under the proposed General Consulting Agreement, TCA provides management services, research and development and customer support. Under the proposed Equipment Rental Agreement, TCA rents office equipment, including computers, local area network, telephone system, copier, fax and furniture which it makes available to the Company.

THE PRODUCT

THE TRACKER(TM) SYSTEM

      The Tracker(TM) System consists of an identification device and a relational database that, depending upon the application of the product, works in tandem with a scanning network and a recovery system.

Identification Device

      The identification device consists of a label displaying a serial number that is resistant to partial destruction or defacement. The label, which attaches to an article by adhesive, thermal transfer (onto metal, plastic or nylon textile) or laser etching, contains specially encoded insignia in advanced two dimensional redundant bar code form (PDF 417 symbology). The PDF 417 symbology permits multiple repetitions of the alphanumeric number within the advanced bar code. Partial destruction or defacement of the insignia does not impair the ability of the laser scanners utilized by the Company to read the label and communicate the information to the Company's database.

Relational Database

      The relational database is a depository maintained by the Company that indexes correlating identification information and other data entries to codes identified with the corresponding identification device. Although the Company makes substantial efforts to protect data, avoid human error and ensure system security, privacy and integrity, no system is foolproof. Any material loss of information or security breach could damage the credibility of the Company and have an adverse effect on the Company's business, operating results and financial condition.

Scanning Network

      The Company is developing a network consisting of a series of PDF 417-capable scanners. The laser scanner reads the serial number displayed on the identification device and transmits that information to the Company's relational database. The Company intends to locate the scanners located at key points of recovery in major North American metropolitan areas such as police stations. Scanners are also utilized with the Company's inventory control and asset management systems.

      As of June 30, 1998, the Company had placed scanners in 39 police stations and other sites in Canada and 25 sites in the United States, as compared to 39 placements in Canada and 29 in the United States as of June 30, 1997. Previously, the Company entered into letters of intent that have since expired which would have permitted it to install scanners linked to the Company's network in more than 125 police and sheriff locations throughout the United States.

Recovery System

      The recovery system is the method, after the scanner reads the identification device and transfers the data via modem to the central database, by which the Company notifies a user of an item's location and arranges for its retrieval.

      As of September 30, 1998, utilization of The Tracker(TM) System had resulted in over 400 successful recoveries. While these recoveries demonstrate the effectiveness of the system, to date the system has not generated sufficient sales volume.

STRATEGIC FOCUS

      The Company introduced The Tracker(TM) System to a limited test market in Toronto, Canada in October 1994 and began expanding service throughout Canada. The Company also began testing potential markets for The Tracker(TM) System in the United States and offering the service through diverse marketing channels such as joint promotional partners, selected retailers, telemarketers and network referral marketers.

MARKETS

      Prior to Tracker Canada's bankruptcy, the Company's marketing efforts focused primarily on the consumer market for personal property identification and recovery. Although the Company believes the system has significant commercial potential, the marketing efforts undertaken by the Company to date have failed, have not been fully realized, or have met with only limited market acceptance.

      Initially, the Company developed a personal property security kit that it currently markets directly through its WebSite. The personal property recovery kit includes 24 possession labels, eight clothing labels and ten assorted shoe, key, luggage, and pet tags. The initial purchase is packaged as a membership service term, typically between one to three years. In addition to the personal property kit, the Company also markets the system indirectly as a value-added service offered by third parties.

      While management has conceived of many other potential applications for The Tracker(TM) System, the Company's past experience and present financial circumstances dictate a more narrowly focused strategy directed at the business market, rather than the consumer market. For the business market, the Company has developed applications for inventory control, fixed asset management and point of manufacture.

Applications

      Inventory Control. The Company believes that The Tracker(TM) System provides an efficient method for tracking inventory and accessing related information. On July 1, 1998, the Company signed a two-year agreement with Warrantech Additive, Inc. ("Warrantech"), a wholly-owned subsidiary of Warrantech Automotive, Inc., to provide personal property identification labels and global recovery services to automobile dealers participating in Warrantech's vehicle service contract business. Through the labels, the Company will provide immediate access to vehicle service information contained in the Company's relational database.

      Fixed Asset Management. The Company also believes that The Tracker(TM) System can provide an efficient method for tracking and managing fixed assets. Currently, the Company is negotiating with Sony Corporation ("Sony") to provide fixed asset management services by linking labels affixed to certain of Sony's physical assets to information contained in the Company's relational database and recovery network to the Company's worldwide 24 hour recovery network. Although the Company would promote utilization of The Tracker(TM) System for fixed asset management by reference to the agreement it hopes to complete with Sony, the Company can provide no assurances that it will successfully conclude such an agreement.

      Point of Manufacture. Manufacturers of products, such as computer chips, bicycles, power tools, electronic equipment, cameras and auto parts, can use The Tracker(TM) System by laser etching or otherwise applying a serial number containing specially coded insignia directly onto or into products during the manufacturing process. The Company believes that the coded insignia adds value to a product by increasing the likelihood of recovery in the event of loss or theft and provides an additional tool for combating retail and warranty fraud. The Company anticipates that if such contracts are procured, the manufacturers will absorb the cost of laser etching either directly or indirectly (i.e. in the unit price charged to the manufacturers by the Company). Currently, however, the Company does not have a contract with any manufacturer to laser etch or otherwise apply coded insignia at the point of manufacture.

Niches

      The Company's long-term strategy is to introduce applications of The Tracker(TM) System in select market niches and establish the system as a dominant brand-name therein. Currently, management is identifying market niches it believes will prove most responsive to the Company's initiatives. Among the niches the Company is considering are an international pet registry lost and found, a key return service and a bike registration program. In addition, the Company intends to market The Tracker(TM) System as an inventory control and fixed asset management program to Fortune 1000 companies.

MARKETING AND DISTRIBUTION

      The Company is approaching the marketing and distribution of The Tracker(TM) System in several ways.

Alliances, Sponsorships and Promotional Programs

      The Company hopes to establish credibility and confidence in the marketplace by, among other things, affiliations, alliances, sponsorships, and promotional programs with well recognized, stable and reputable organizations. Second, the Company is beginning to establish promotional programs with manufacturers of consumer specialty products that have a high potential for loss. In May 1997, the Company entered into an agreement with Schwinn Cycling & Fitness Inc. ("Schwinn"), a United States manufacturer of quality bicycles and accessories. In July 1998, Schwinn placed an additional order for 35,000 Tracker labels to be combined with bicycle locks Schwinn is manufacturing in Taiwan. Third, the Company intends to approach affinity groups, such as charities and police benevolent societies, to market Tracker labels as promotional incentives. Fourth, the Company intends to explore the feasibility to establishing an international pet registry marketed through veterinarians, animal shelters and humane societies.

      Previously the Company also entered into agreements with Samsonite Canada, Inc. to affix Tracker tags to its merchandise at the Company's expense as a promotion, and with Sony of Canada, Inc. to resell the Company's tags through retail stores in Canada. To date, neither program has been successful. While the Company is in current discussions with Samsonite, the Sony of Canada agreement has been terminated.

      The Company also entered into agreements with Liberty Health, a division of Liberty Insurance Company, to provide its travel insurance customers with the added protection of The Tracker (TM) System, and with Merchant Partners Limited Partnership to introduce The Tracker(TM) System with certain retailers, including Montgomery Ward and ValuVision. To date, the Company has yielded no material benefit from either agreements.

Direct Marketing

      The Company also intends to build on its success in procuring contracts with Warrantech and Sony Corporation through direct marketing of The Tracker(TM) System as an inventory and asset management program for Fortune 1000 companies. Recently, the Company retained a marketing executive as a full-time employee to spearhead this initiative.

KEY SUPPLIERS

      The Company's ability to market and sell The Tracker(TM) System depends in part on its ability to procure necessary equipment, supplies and services. These agreements or understandings tend to be informal, may be difficult to enforce, and may be subject to termination. Accordingly, there can be no assurance that equipment, supplies or services will be available when needed by the Company or on terms favorable to the Company. Any unavailability of such equipment, supplies or services on terms favorable to the Company could prevent or delay the development, marketing, sale, operation and effectiveness of the Company's products and could have a material adverse effect on the Company's business, operating results and financial condition.

      The Company procures scanning equipment from Symbol Technologies, Inc. ("Symbol"). Symbol's PDF 417 is an advanced two-dimensional stacked symbology. In 1992, Symbol introduced the PDF 1000 laser scanner, the first laser scanner to read two-dimensional bar code. The PDF 1000 laser scanner scans 30 times faster than conventional scanners, decodes in a rastering pattern across and down the PDF 417 symbol, reads both PDF 417 (two-dimensional codes) and linear bar codes (one-dimensional codes), and is able to read poorly printed or damaged codes that have been defaced up to 60%. The Company has a preliminary understanding with Symbol whereby, subject to certain minimum annual purchase requirements, the Company was granted the exclusive right to use, for personal property identification and recovery purposes, Symbol's PDF 1000 laser scanners in Canada, the United States and Europe. Pursuant to its original understanding with Symbol, the Company was required to purchase specified numbers and dollar amounts of laser scanners during each of calendar years 1994 through 1997 in order to maintain its exclusive right. The Company did not meet its minimum commitment level for any of these years. If the Company is unable to continue its relationship with Symbol, the Company believes that comparable scanning equipment will be available from other sources. However, there can be no assurance that the Company will be able to procure scanning equipment form Symbol or another manufacturer after such time.

COMPETITION

      Although the Company believes that The Tracker(TM) System differs significantly from those offered by other firms, the Company faces competition from alternative personal property identification methods, such as tracking by serial number or by the personal property owner's imprinted name and address or from conventional forms of insurance that reimburse consumers for lost items. Most of these firms have substantially greater financial, technical, marketing and management resources than the Company. The Company does not believe that any single company commands significant market share. The successful introduction of such services by this or any other competitors, or the introduction by competitors of ineffective systems that damage the credibility of the Company's industry as a whole, may have a material adverse effect on the Company's business, operating results and financial condition. Moreover, the entry of new competitors could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully with existing or new competitors in the personal property identification and recovery business. There can be no assurance that the Company will be able to compete successfully.

INTELLECTUAL PROPERTY PROTECTION AND INFRINGEMENT

      The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company will rely on a combination of trade secret laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to its personal property identification and recovery system.

      The Company has filed an international patent application pursuant to the Patent Cooperation Treaty for The Tracker(TM) System. There can be no assurance, however, that this will mature into an issued patent or that any patent obtained or licensed by the Company will be held valid and enforceable if asserted by the Company against another party. In addition, the above protections may not preclude competitors from developing a personal property identification and recovery system that is competitive with the Company's system.

      The Company does not believe that its products and other confidential and proprietary rights infringe upon the proprietary rights of third parties. One patent infringement claim has been filed against the Company, however. In addition, there can be no assurance that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition.

      The Company has no registered trademarks or service marks, nor any active trademark or service mark applications pending with the U.S. Patent and Trademark Office or with other regulatory authorities.

       The Company's principal executive offices are located at 180 Dundas Street West, Suite 1505, Toronto, Ontario, Canada, M5G 1Z8, and its telephone number is (416) 593-2604.


                               USE OF PROCEEDS

         Because the Common Stock offered hereby will be offered by or for the account of the Selling Securityholder, the Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby. All expenses relating to the distribution of the Common Stock are to be borne by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Securityholder.


                            SELLING SECURITYHOLDER

         The following table lists the Selling Securityholder and provides certain information with respect to the shares of Common Stock owned by the Selling Securityholder as of January 4, 1999 (or later if the Company has actual knowledge of transfers after such date), which may be offered from time to time pursuant to this Prospectus. The information contained in the table has been taken from a Selling Securityholder questionnaire and from the Company's records and from a stockholder report from the Company's transfer agent dated January 13, 1999 with respect to shares of Common Stock. There can be no assurance that the Selling Securityholder will actually sell any of the shares that may be sold pursuant to this Prospectus. Unless otherwise indicated by footnote to the table below, the Selling Securityholder has not had any position, office or other material relationship with Tracker U.S. or its affiliates or predecessors within the past three years other than as a result of ownership of the Common Stock or other securities of Tracker U.S. or any of its affiliates.

                 SHARES OF COMMON STOCK TO BE OFFERED HEREBY

-------------------------------------------------------------------------------------
      NAME AND POSITION         OWNERSHIP     PERCENTAGE      OWNERSHIP    PERCENTAGE
                                 PRIOR TO      OF CLASS       AFTER THE     OF CLASS
                               THE OFFERING                   OFFERING
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Aura (Pvt.) Ltd., Qaiser        2,000,000        5.3%(2)          0(1)            0%
Imran, Chief Executive
Officer(1)
-------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

      The Common Stock may be offered by the Selling Securityholder from time to time on the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The amount of Common Stock to be offered and sold hereunder by the Selling Securityholder if the Selling Securityholder is deemed an "affiliate" of the Company, and any other person or group of persons with whom he is acting in concert for the purpose of selling securities of the Company may not exceed, during any three month period, the greater of 1% of the outstanding Common Stock of the Company or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the sale. Brokers or dealers will receive commissions or discounts from the Selling Securityholder in amounts to be negotiated by the Selling Securityholder.


                            DESCRIPTION OF SECURITIES

      At the annual meeting of stockholders on December 18, 1998, the stockholders approved a proposal to amend the Certificate of Incorporation to
(a) increase (i) the number of authorized shares of Common Stock from 40,000,000 shares to 50,000,000 Shares, and (ii) the number of authorized shares of Preferred Stock from 500,000 shares to 6,500,000 shares, and (b) to decrease the number of authorized shares of Class B Voting Stock from 10,000,000 shares to 100,000 shares. The Board of Directors of the Company is permitted to designate series of Preferred Stock having such terms and conditions as the Board may determine.


(1)   The Selling Securityholder is a consultant to the Company.

(2) Percentage ownership is based on 43,919,549 shares of Common Stock outstanding, including 28,743,553 shares of Common Stock issued and outstanding as of January 4, 1999, 13,175,996 shares of Common Stock issued or to be issued pursuant to the Company's 1999 Stock Wage and Fee Payment Plan, and 2,000,000 shares of Common Stock issued pursuant to the Company's 1999 Aura (Pvt.) Ltd. Stock Payment Plan.

(3) Assumes that the Selling Securityholder will actually sell all shares of Common Stock offered by this Prospectus. There can be no assurance, however, that the Selling Securityholder will actually sell any, or all, of such shares.

COMMON STOCK

      As of January 4, 1999, there were 28,743,553 shares of Common Stock outstanding, held of record by approximately 450 stockholders.

      Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Upon the liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in all assets of the Company available for distribution after payment of all liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities.

CLASS B VOTING COMMON STOCK

      As of January 4, 1999, there were no shares of Class B Voting Common Stock, par value $.00000007 outstanding. The Class B Voting Common Stock is redeemable by the Registrant at par value at any time, has no right to cash dividends, has liquidation rights of $0.0001 per share (junior to the rights of the holders of the Common Stock), and has voting rights equivalent to those of the Common Stock The rights, preferences and privileges of any future holders of Class B Voting Common Stock may be subject to, and adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that the Registrant may designate and issue in the future.

PREFERRED STOCK

      The Registrant has an authorized class of 6,500,000 shares of undesignated Preferred Stock, par value $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Registrant, to issue from time to time such shares of Preferred Stock in one or more classes or series. The Board is also authorized to fix or alter the designations, preferences and rights and any qualifications, limitations or restrictions of the shares of each such class or series of Preferred Stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series. It is possible that the Board could issue, without stockholder approval, Preferred Stock with voting or dividend rights that could adversely affect the voting power and dividend rights of the holders of the Common Stock and the Class B Voting Common Stock. In addition, under certain circumstances such Preferred Stock could be used as a means of discouraging, delaying or preventing a change in control of the Registrant.

CONVERTIBLE SENIOR PREFERRED STOCK

      As of January 4, 1999, there were no shares outstanding of any class or series of Preferred Stock. On December 18, 1998, the Board of Directors authorized the issuance of a series of up to 6,500,000 shares of Preferred Stock designated as Convertible Senior Preferred Stock. The Convertible Senior Preferred Stock will not be redeemable. Holders of Convertible Senior Preferred Stock will receive (i) voting rights pari passu with holders of Common Stock;
(ii) semi-annual dividends payable in cash out of funds legally available for such purpose at the rate of 7.5% per annum; (iii) in the event of any liquidation, dissolution or winding up of the Registrant, a preference entitling the holder to receive, prior to any distribution of any of the assets or funds of the Registrant to the holders of the Common Stock or any other shares of stock of the Registrant, $0.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to any accrued but unpaid dividends thereon to the date fixed for payment of such distribution; and (iv) the right to convert shares of the Convertible Senior Preferred Stock into Common Stock at any time at the option of the holder on a one-for-one basis. Outstanding shares of the Convertible Senior Preferred Stock will convert automatically into Common Stock within five years of issuance if the Common Stock is listed for trading on either the New York Stock Exchange, the American Stock Exchange (including Emerging Markets), the Nasdaq National Market System or any other exchange acceptable to the Registrant.

1999 WAGE STOCK AND FEE PAYMENT PLAN

      Simultaneously with the filing of this registration statement with the Securities and Exchange Commission, the Company is filing an additional registration statement on Form S-8 for its 1999 Stock Wage and Fee Payment Plan. Under this plan, the Company has issued or will issue an additional 13,175,996 shares to certain of its employees, consultants and advisors.

INCENTIVE STOCK OPTIONS

      On January 4, 1999, the Company issued incentive stock options to Bruce I. Lewis and Jay S. Stulberg pursuant to its 1994 Stock Incentive Plan. The options entitle Messrs. Lewis and Stulberg to each purchase 2,488,578 shares of Common Stock at the price $0.07 per share (the "Option Price"). The Option Price is 110% of the fair market value of the Shares based upon the average closing price of the Shares in the over-the-counter market for December 1998, rounded to the nearest whole cent. The options are subject to sequential exercise rules providing for one-half of the grant to vest immediately and the remaining one-half to vest one year from the date of issuance. The option granted to Mr. Lewis is outstanding for a five-year period. The option granted to Mr. Stulberg is outstanding for a 10-year period.

COMMON WARRANTS

      As of January 4, 1999, there were warrants ("Common Warrants") to purchase 750,000 shares of Common Stock, subject to adjustment, outstanding held by two holders. The Common Warrants entitle the holders thereof to purchase one share of Common Stock for the period commencing on July 12, 1995 and ending on the first date after July 12, 1996 on which the Common Stock can be purchased at a legally marginable price under applicable laws, rules and regulations. The per share exercise price of the Common Warrants, subject to adjustments, is $5 per share.

MERCHANT PARTNERS OPTION

      As of January 4, 1999, there was outstanding an option (the "Merchant Partners Option") to purchase 250,000 shares of Common Stock, subject to adjustment, held by one holder. Currently, the Merchant Partners Option entitles the holder to purchase 250,000 shares through July 10, 2001 at an exercise price of $1.00 per share, subject to adjustment. However, the option is not exercisable unless and until the Company enters into one or more Sales Contracts with a term of three years or more with a Prospect before July 10, 1999. A Prospect means Signature Financial/Marketing Inc., and all of its subsidiaries, Montgomery Ward & Co. Incorporated, Ward Direct, L.P., ValueVision International, Inc., and all other subsidiaries of Montgomery Ward & Co. Incorporated. Merchant Partners, L.P. is an affiliate of each Prospect.

TODA WARRANT

      As of January 4, 1999, there was outstanding a warrant (the "TODA Warrant") to purchase 200,000 shares of Common Stock at an exercise price of $0.40 per share, subject to adjustment, through May 30, 2001.

CONVERTIBLE DEBENTURES

      As of January 4, 1999, the Company had debentures outstanding convertible into 667,766 shares of Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

      The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Company, to issue from time to time additional shares of Common Stock and Preferred Stock. These additional shares may be utilized for a variety of corporate purposes, including for example a future public offering or private placement to raise additional capital or to facilitate corporate acquisitions.

      One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could render more difficult or discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Registrant's management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Registrant.

         Under the Registrant's Certificate of Incorporation, assuming, as of January 4, 1999, the exercise of (i) incentive stock options to purchase 4,977,156 shares of Common Stock granted to Messrs. Lewis and Stulberg pursuant to the 1994 Stock Incentive Plan, (ii) the issuance of 13,175,996 shares under the 1999 Wage Stock and Fee Payment Plan, (iii) the currently exercisable warrants to purchase 750,000 shares of Common Stock held by two holders, (iv) the currently exercisable options to purchase 40,000 shares of Common Stock, (v) 667,766 shares reserved for issuance under the Company's currently convertible Convertible Debentures, (vi) 200,000 shares reserved for issuance under the Toda Option and (vii) 250,000 shares reserved for issuance under the Merchant Partners Option, there are 20,060,917 shares of Common Stock available for future issuance generally without stockholder approval.


                              DIRECTORS' LIABILITY

         As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of Tracker U.S. provides that no director of Tracker U.S. shall be personally liable to Tracker U.S. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tracker U.S. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of Tracker U.S. and its stockholders (through stockholders' derivative suits on behalf of Tracker U.S.) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of Tracker U.S. will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of Tracker U.S. or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Certificate of Incorporation of Tracker U.S. requires Tracker U.S. to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of Tracker U.S. to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of Tracker U.S. provide more particularly that directors and officers of Tracker U.S. shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of Tracker U.S., provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of Tracker U.S. Indemnification by Tracker U.S. is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of Tracker U.S., indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of Tracker U.S., except as regards a person adjudged to be liable to

Tracker U.S., unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of Tracker U.S.

         Tracker U.S. has entered into substantially identical indemnification agreements with each of its directors. Tracker U.S. has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or threatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of Tracker U.S. or any of its affiliates, or because Tracker U.S. has a right to judgment in its favor because of his position with Tracker U.S. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of Tracker U.S. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Tracker U.S. pursuant to the foregoing provisions, Tracker U.S. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Tracker U.S. for which indemnification is being sought, nor is Tracker U.S. aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


             SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Tracker U.S. is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined as a person with 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an Interested Stockholder
Unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or


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
following the date on which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         Section 203 defines a Business Combination to include: (i) any merger or consolidation with an Interested Stockholder or any affiliate or associate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except (x) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (y) pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or certain subsidiaries thereof that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of the purchase or redemption of shares not caused by the Interested Stockholder); or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.


   ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
                                     BYLAWS

         Certain provisions of the Certificate of Incorporation and the Bylaws of Tracker U.S. could have an anti-takeover effect. The Certificate of Incorporation and Bylaws contain provisions that will increase the probability that, if an unsolicited attempt is made to acquire Tracker U.S., the public stockholders will be treated fairly by virtue of the provisions which: (i) provide that directors may only be removed by a two-thirds (2/3) vote of the stockholders; (ii) limit the rights of stockholders to amend certain provisions of the Certificate of Incorporation and Bylaws; (iii) eliminate the rights of stockholders to take action by written consent (except by unanimous written consent) and limit the rights of stockholders to call special meetings of the stockholders; (iv) limit the rights of stockholders to bring new business before special meetings; and (v) impose certain restrictions, including approval by the holders of two-thirds (2/3) of the outstanding stock, on certain business combinations. The provisions will also encourage any person intending to attempt such acquisitions to negotiate with the Board of Directors and curtail such person's use of his dominant interest to control both sides of the negotiations. Under such circumstances, the Board of Directors may be better able to make and implement reasoned business decisions and protect the interests of stockholders.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

      The Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than eleven members, the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. Moreover, the Certificate of Incorporation and Bylaws provide that directors may be removed, with or without cause, by a vote of the holders of two-thirds (2/3) of the then outstanding shares of Common Stock. This provision, when coupled with the provision authorizing only the Board of Directors to fill vacant directorships, may make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees. Moreover, this provision will also make it more difficult to remove a director when the only reason for such removal may be dissatisfaction with the performance of such director.

      These removal provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Tracker U.S., even though such an attempt might be beneficial to Tracker U.S. and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

CLASSIFIED BOARD OF DIRECTORS

      The Bylaws provide that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in size as possible. The Certificate of Incorporation and Bylaws provide that approximately one-third (1/3) of the directors will continue to serve until the 1999 annual meeting of stockholders, approximately one-third (1/3) will continue to serve until the 2000 annual meeting of stockholders, and approximately one-third (1/3) will continue to serve until the 2001 annual meeting of stockholders.

      The classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of Tracker U.S. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to Tracker U.S. and its stockholders and regardless of whether or not a majority of the stockholders believe that such a change would be desirable.

      The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Tracker U.S., even though such an attempt might be beneficial to Tracker U.S. and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of Tracker U.S. and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

SPECIAL MEETINGS OF STOCKHOLDERS

      The Certificate of Incorporation provides that special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board), or (ii) the Chairman or the Deputy Chairman of the Board of Directors or the President, or (iii) a stockholder who owns 20% or more of the issued and outstanding Common Stock (a "20% Stockholder"). Special meetings may not be called by stockholders other than 20% Stockholders. This provision will make it more difficult for stockholders other than 20% Stockholders to take action opposed by the Board of Directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

      The Certificate of Incorporation provides that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders, or by the unanimous written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Certificate of Incorporation prohibiting stockholder action by written consent unless the same is unanimous would prevent the holders of a majority of the voting power of Tracker U.S. from using the written consent procedure available under the DGCL to take stockholder action without giving all the stockholders of Tracker U.S. entitled to a vote on a proposed action the opportunity to participate in determining such proposed action.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS

      The Bylaws provide that stockholders seeking to bring business before an annual or special meeting of stockholders must provide timely notice thereof in writing to the Secretary of Tracker U.S. To be timely, this notice must be received at the principal executive offices of Tracker U.S. not less than 90 days nor more than 120 days prior to the meeting. If less than 100 days' notice of the meeting is given to stockholders, then the notice of a stockholder's proposal must be received not later than the tenth day following the date the notice of the meeting was mailed. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the Bylaws, the language of the proposed amendment; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of capital stock of Tracker U.S. that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The provision requiring timely notice of stockholder business ensures both orderly meetings and an adequate opportunity for the Board of Directors to review business to be decided at such meetings. This provision, however, may also preclude some stockholders from bringing matters before the stockholders and directors at an annual or special meeting.

SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS; FAIR PRICE PROVISION

      The Certificate of Incorporation provides that any Business Combination (as defined therein), including any merger, consolidation, sale, joint venture, plan of liquidation or recapitalization, with an Interested Stockholder (as hereinafter defined for purposes of this provision only) shall require the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock in the election of directors, voting together as a single class, excluding any voting stock beneficially owned by such Interested Stockholder. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be required, by law or otherwise.

      The two-thirds (2/3) vote requirement shall not apply to a particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination is approved by a majority of the Continuing Directors (as hereinafter defined) or certain conditions shall have been met regarding the amount and form of the consideration (the "fair price") to be received by the stockholders of Tracker U.S. in such Business Combination. Generally, the "fair price provision" will have been satisfied if the price received by the holders of shares of Common Stock or other class of voting stock is not less than the higher of (i) the highest price paid by the Interested Stockholder when acquiring any of its shares of Common Stock or other class of stock, as applicable, during the two-year period preceding the first public announcement of the Business Combination or the transaction in which it became an Interested Stockholder, or (ii) the fair market value of such stock on the date of such public announcement or the date on which the Interested Stockholder became such.

      The fair price provision is intended to provide some protection against certain forms of takeover techniques including two-tiered offers in which the acquirer seeks as a first step to acquire a controlling equity interest in a company and then as a second step to acquire the remaining equity interest with cash or securities that have a value substantially below the consideration paid to acquire control. Tracker U.S. believes that the fair price provision will help assure that all of the stockholders will be treated fairly if certain kinds of Business Combinations are effected. However, the fair price provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

      The term "Interested Stockholder" for purposes of the fair price provision means any person (other than, among others, Tracker U.S. or any employee stock ownership plan of Tracker U.S. or any subsidiary), who is, or has announced an intention to become, the beneficial holder of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. The term "Continuing Director" means any member of the Board of Directors on the date the Certificate of Incorporation was filed and any member of the Board of Directors who thereafter becomes a member while such person is a member of the Board who is not an affiliate or associate of the Interested Stockholder and who was a member before the Interested Stockholder became an Interested Stockholder. All current directors of Tracker U.S. would be Continuing Directors.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

      Subject to the DGCL, the Certificate of Incorporation may generally be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the shares which Tracker U.S. shall have authority to issue, (ii) the management of the business and the conduct of the affairs of Tracker U.S., (iii) any proposed compromise or arrangement between Tracker U.S. and its creditors, (iv) the authority of stockholders to act by written consent or to call special meetings, (v) the indemnification of directors and officers, or (vi) the amendment of any of certain provisions of the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the securities entitled to vote generally in the election of directors. In addition, the amendment, modification or repeal of the fair price provision and the other anti-takeover provisions of the Certificate of Incorporation requires the affirmative vote of at least two-thirds (2/3) of the combined voting power of all the securities entitled to vote generally in the election of directors. These voting requirements will make it more difficult for stockholders to make changes in the Certificate of Incorporation that would be designed to facilitate the exercise of control over Tracker U.S.

AMENDMENT TO CERTAIN BYLAW PROVISIONS

      The Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or the stockholders; provided, however, that the notice of the proposed change was given in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Bylaws regarding (i) the authority of stockholders to call special meetings,
(ii) procedures by which stockholders may bring business before any meeting of stockholders, (iii) the number and election of directors; or (iv) the indemnification of officers and directors, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for Tracker U.S.'s Common Stock is Atlas Stock Transfer located in Salt Lake City, Utah.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of the Registrant will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

      The Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of the Registrant provide more particularly that directors and officers of the Registrant shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Registrant, provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of the Registrant. Indemnification by the Registrant is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of the Registrant, except as regards a person adjudged to be liable to the Registrant, unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of the Registrant.

      The Registrant has entered into substantially identical indemnification agreements with each of its directors. The Registrant has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or unthreatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of the Registrant or any of its affiliates, or because the Registrant has a right to judgment in its favor because of his position with the Registrant. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of the Registrant. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy an is therefore unenforceable.

      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant for which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


                                  LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Arkin Merolla LLP, Atlanta, Georgia, counsel for the Company. Robert D. Arkin, a partner of the firm, beneficially owns 159,574 shares of the Company's Common Stock.

                                     EXPERTS

      The financial statements and financial statement schedules of the Company at and as of March 31, 1998 appearing in the Company's Annual Report on Form 10-K, incorporated herein by reference and made a part hereof, have been audited by Hirsch Silberstein & Subelsky, P.C., independent certified public accountants, as indicated in its report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.


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